Exhibit 8.1

LIST OF SUBSIDIARIES OF K WAVE MEDIA LTD.

K Wave Media – Organisational Structure

As of March 2026

Ownership Notes

K Wave Media Ltd. (100%) → K Enter (100%): Bidangil Picture #1 (53.7%), Solarie Partners (95%), Play (100%), Apeitda (51%), Studio Anseilen (51%), The Lamp Picture #5 (51%)

K Wave Media Ltd. (100%) → Rabbit Walk (51%): Just Creative Co., Ltd (51%), Nice Production Co., Ltd (51%), Darcy Film Co., Ltd (51%)

Play (100%) → Playverse (72.2%), Play F&B (67%)

Playverse (72.2%) → Hansol Inticube (42.25%)

Hansol Inticube (42.25%) → Stickus Corporation (60.08%)